March 10, 2004

Hotel Outsource Management International, Inc.
80 Wall Street, Suite 815
New York, New York  10005

Re:   Registration   Statement   on  Form  S-8   -Hotel   Outsource   Management
      International, Inc.


To Whom It May Concern:

At your request, we are rendering this opinion in connection with the proposed issuance pursuant to certain consulting agreements of up to 1,000,000 shares of common stock, $.001 par value per share ("Common Stock") of Hotel Outsource Management International, Inc. (the "Company").

We have examined instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity of the originals of all documents submitted to us as copies; and (c) the turret, accuracy and completeness of the information, representations and warranties contained n the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, we are of the opinion that the 1,000,000 shares of common stock of the Company being registered on Form S-8 are duly authorized and, when issued in accordance with the consulting agreements, will be legally issued, fully paid and non-assessable.

The undersigned hereby consents to the use of this opinion in connection with such Registration Statement and its inclusion as an exhibit accompanying such Registration Statement. In giving such consent, we do not consider that we are "experts" within the meaning of such terms as used in the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the registration statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ SCHONFELD & WEINSTEIN, L.L.P.
SCHONFELD & WEINSTEIN, L.L.P.